Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
ARTICLES OF INCORPORATION
OF
CIRO INTERNATIONAL, INC.

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

We the undersigned do hereby certify that:

1.	Ciro International, Inc. (the “Corporation”) is a corporation formed under the laws of the State of Nevada, and its Articles of Incorporation were filed in the office of the Secretary of State on November 12, 1997, file number: #C25237-1997.

2.	The Articles of Incorporation are hereby amended by deleting the existing ARTICLE I entitled “Name of Company” and replacing it in its entirety with the following amendment:

ARTICLE 1: The name of Company

Advanced Bio\Chem, Inc.

3.	This amendment to the Articles of Incorporation has been duly adopted in accordance General Corporation Law of the State of Nevada.

4.	The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is: 9,779,857; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

5.	The number shares voted for such amendments was 5,369,546 (55%) and the number voted against such amendment was 0 (0%).

The undersigned has signed these Articles on June 18, 2003.

By: /s/ Ira L. Goldknopf        By: /s/ Helen R. Park
Name: Ira L. Goldknopf             Name: Helen R. Park
Title: Secretary                  Title: President & Director